CONNER & WINTERS
                    A PROFESSIONAL CORPORATION
                             LAWYERS
                      ONE LEADERSHIP SQUARE
                  211 NORTH ROBINSON, SUITE 1700
                OKLAHOMA CITY, OKLAHOMA 73102-7101


                          June 29, 1998


LSB Industries, Inc.
16 South Pennsylvania
Post Office Box 754
Oklahoma City, Oklahoma 73101

     Re:  LSB Industries, Inc.; Form S-8 Registration
          Statement; 1993 Stock Option and Incentive Plan;
          Our File No. 7033.11
          ___________________________________________________

Ladies and Gentlemen:

     We are delivering this opinion to you in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended
(the "Act"), of the Registration Statement on Form S-8 (the "Registration Statement") of LSB Industries, Inc., a Delaware corporation (the "Company"), for the registration of 850,000 shares of the Company's Common Stock, $0.10 par value (the "Common Stock"), to be issued by the Company pursuant to the Company's 1993 Stock Option and Incentive Plan (the "Plan") from time to time to employees of the Company and its subsidiaries.

     In connection with this opinion, the undersigned has examined and relied upon such corporate records, certificates, other documents and questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including, but not limited to, the following:

     (a)  Company's Certificate of Incorporation, as amended;

     (b)  Company's Bylaws, as amended;

     (c)  Plan;

     (d) Resolutions of the Board of Directors of the Company, dated August 5, 1993;

LSB Industries, Inc.
June 29, 1998
Page 2



     (e) Resolutions of the Board of Directors of the Company, dated June 25, 1998;

     (f) Certificate of Good Standing of the Company issued by the Secretary of State of Delaware on June 26, 1998;

     (g)  Registration Statement; and

     (h)  Summary Information regarding the Plan.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted as originals, the conformity with the original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies. We have further assumed that each recipient of shares of the Company's Common Stock under the Plan is a Holder, as defined in the Plan, and that any shares of the Company's Common Stock to be issued under the Plan will have been issued pursuant to the terms of the Plan and will have been registered in accordance with the Act, absent the application of an exemption from registration, prior to the issuance of such shares.

     In reliance upon and based on such examination and review, we are of the opinion that, when the Registration Statement becomes effective pursuant to the rules and regulations of the Commission, the 850,000 shares of Common Stock which may be issued pursuant to the Plan will constitute, when purchased and issued pursuant to the terms of such Plan, duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to said Registration Statement and to the reference to Conner & Winters, a Professional Corporation, wherever it appears in such Registration Statement. However, in rendering this opinion, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Act.

                                   Very truly yours,

                                   CONNER & WINTERS,
                                   a Professional Corporation

                                   /s/ Conner & Winters, P.C.

IHS/MHB/plh